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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

[   ]   Check this box if no longer subject to Section 16.

OMB Number:  3235-0287
Expires:  September 30, 1998

1.   Name and Address of Reporting Person:

     JOHN F. HARVARD
     5801 TEAKWOOD CIRCLE
     TUSCALOOSA, ALABAMA 35405

2.   Issuer Name and Ticker or Trading Symbol:

     SECURITY FEDERAL BANCORP, INC.

3.   IRS or Social Security Number of Reporting Person:

     ###-##-####

4.   Statement for Month/Year:

     01/97

5.   If Amendment, Date of Original:

     NOT APPLICABLE

6.   Relationship(s) of Reporting Person(s) to Issuer:

     [ X ]   Director
     [   ]   10% Owner
     [   ]   Officer (give title below)
     [ X ]   Other (specify below)

     PRESIDENT
     ----------------------------------

7.   Individual or Joint/Group Filing:

     [ X ]   Form Filed by One Reporting Person
     [   ]   Form Filed by More than One Reporting Person

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TABLE I

NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY
OWNED

1.               2.                  3.                4.
                                                       Securities
                                     Transaction       Acquired (A) or
                                     Code              Disposed of (D)
Title of         Transaction         -----------       -------------------
Security         Date                Code   V          Amount  A/D   Price
--------         -----------         ----   ----       ------  ---   -----
COMMON STOCK     01/08/97            P                 2,424   A     $16.25


5.               6.              7.
Amount of        Ownership
Securities       Form:           Nature of
Owned at         Direct or       Indirect
Month-End        Indirect        Ownership
---------        ---------       ----------

26,098           D
 9,789           I               by Profit Sharing Retirement Plan
   685           I               by IRA
   268           I               under MRP*

*Reflects vested amount of plan share award under the Issuer's
Management Recognition Plan, pursuant to which the reporting person may acquire up to 1,343 shares, subject to vesting in equal amounts on November 20, 1996 - 2000.

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TABLE II

DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.          2.        3.        4.      5.           6.                 7.             8.
                                        Number of
                                        Derivative   Date Exercisable   Title and
                                Trans-  Securities   & Expiration Date  Amount of
                                action  Acquired or  -----------------  Underlying
Title of              Trans-    Code    Disposed of  Date     Expir-    Securities     Price of
Derivative  Exercise  action    ------  ----- -----  Exer-    ation     -------------  Derivative
Security    Price     Date      Code V  A     D      cisable  Date      Title  Amount  Security
----------  --------  --------  ---- -  ----- -----  -------- --------  ------ ------  ----------
OPTION                                                                  COMMON
TO BUY                                                                  STOCK

5.                   6.               7.
                     Ownership
Number of            Form of
Derivative           Derivative
Securities           Security:        Nature of
Owned at             Direct or        Indirect
Month-End            Indirect         Ownership
----------           ----------       ---------

671*                 D

*Reflects vested amount of option granted under the Issuer's
Stock Option and Incentive Plan, pursuant to which the reporting person may become entitled to buy up to 3,357 shares, subject to vesting in equal amounts on November 20, 1996 - 2000.

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SIGNATURE


/s/ John F. Harvard                         February 10, 1997
--------------------------------            -----------------
Signature of Reporting Person **             Date

** Intentional misstatements or omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001 and 15 U.S.C.
   78ff(a).


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